Exhibit   23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333- ________) and related Prospectus of RF Micro Devices, Inc. for the registration of $300,000,000 in 3.75% Convertible Subordinated Notes and the 6,654,097 shares of its common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated April 18, 2000, with respect to the consolidated financial statements and schedule of RF Micro Devices, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2000, filed with the Securities and Exchange Commission.




Raleigh, North Carolina                                    /s/ Ernst & Young LLP
November 6, 2000